UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

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Summary Prospectus, Statutory Prospectus and Statement of Additional Information Supplement dated July 5, 2018

The purpose of this supplement is to notify you that the Board of Trustees (the “Board”) of AIM Investment Securities Funds (Invesco Investment Securities Funds) (the “Trust”) has approved a change to the fundamental concentration policy of Invesco U.S. Government Fund (to be renamed Invesco Income Fund effective July 26, 2018) (the “Fund”).

At a meeting held on June 5, 2018, the Board approved a proposal to modify the fundamental concentration policy of the Fund, a series of the Trust, to provide that the Fund will concentrate its investments in the real estate finance industry. Shareholders of record as of the close of business on July 5, 2018 will be asked to approve the proposed fundamental concentration policy at a special meeting of the Fund’s shareholders scheduled to occur on September 20, 2018.

Under the proposed fundamental concentration policy, the Fund will invest more than 25% of its total assets in securities related to the real estate finance industry, including commercial mortgage-backed securities (“CMBS”), residential mortgage-backed securities (“CMBS”), collateralized loan obligations (“CLOs”), real estate investment trusts (“REITs”), other real estate-related securities, loans and other instruments that are secured by, or otherwise have exposure to, real estate, and, at times, may invest substantially more than 25% of its total assets in securities related to the real estate finance industry. Because the Fund will invest over 25% of its total assets in the real estate finance industry, the Fund will be subject to heightened risks associated with this industry, including the following:

•	Mortgage- and asset-backed securities, including CMBS, RMBS and CLOs, which are subject to prepayment risk, which is the risk that a borrower’s payments may be received earlier or later than expected, and extension risk, which is the risk that an unexpected rise in interest rates could reduce the rate of prepayments, causing the price of the mortgage- and asset-backed securities and the Fund’s share price to fall. CLOs are also subject to the risks of substantial losses due to actual defaults by underlying borrowers, collateral defaults and disappearance of subordinate tranches, market anticipation of defaults, and investor aversion. In addition, privately issued mortgage-related securities held by the Fund will not be subject to the same underwriting requirements as those with government or government-sponsored entity guarantees and, therefore, mortgage loans underlying privately issued mortgage-related securities may have less favorable collateral, credit risk or other underwriting characteristics, and wider variances in interest rate, term, size, purpose and borrower characteristics.

•	REITs, which may be affected by economic, legal, cultural, environmental or technological factors that affect property values, rents or occupancies of real estate related to the Fund’s holdings.

•	Certain of the Fund’s investments may also be considered illiquid, which could result in the Fund losing its entire investment in such investments.

Shareholders of record as of the close of business on July 5, 2018 are entitled to receive notice of, to attend, and to vote at the meeting. If you are a beneficial owner as of that date, you will receive communications from your broker, bank, or other nominee about the meeting and how to direct the vote of your shares, and you are welcome to attend the meeting, all as described in more detail in the Fund’s proxy statement, which will be sent to you. The proxy is solicited by the Board of the Trust.

If shareholders approve the proposal, the new fundamental concentration policy will be effective as soon as practicable. Notification of the change will be made through supplements to the Fund’s prospectus and statement of additional information. If shareholders do not approve the proposal, the Fund’s current fundamental concentration policy will remain in effect.

Please keep this supplement for future reference.

The Fund’s proxy statement, once available, will contain important information related to the Fund’s proposed fundamental concentration policy, including risks associated with the real estate finance industry, and you should read it for further information. Only shareholders of record on July 5, 2018 will be sent copies of the proxy statement; however, you can also review and obtain

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copies of the Fund’s proxy statement, as well as other Fund documents including its summary and statutory prospectuses, statement of additional information and annual or semi-annual reports at the SEC’s Public Reference Room in Washington, DC; on the EDGAR database on the SEC’s Web site (http://www.sec.gov); or, after paying a duplicating fee, by sending a letter to the SEC’s Public Reference Section, Washington, DC 20549-1520 or by sending an electronic mail request to publicinfo@sec.gov. Please call the SEC at 1-202-551-8090 for information about the Public Reference Room.

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